EXHIBIT 5

SandersBakerpc
Attorneys and counselors

ROBERT R. SANDERS ROGER S. COX EDWARD L. MORRIS JOHN B. ATKINS	ONE MAXOR PLAZA 320 S. POLK STREET, SUITE 700 AMARILLO, TEXAS 79101	MAILING ADDRESS: P.O. BOX 2667 AMARILLO, TEXAS 79105-2667 FAX (806) 372-3725
	(806) 372-2020	Sender’s email: emorris@sandersbaker.com

October 10, 2008

Amarillo Biosciences, Inc.
4134 Business Park Dr.
Amarillo, Texas 79110

RE:	Issuance of Stock Pursuant to S-8 Registration Statement

Gentlemen:

Pursuant to your request, we have examined the S-8 Registration Statement to be filed with the Securities and Exchange Commission, registering 75,000 shares of common stock of the company.  We have further examined the Certificate of Incorporation, Articles of Incorporation, Bylaws, any amendments thereto, and all such corporate records and documents that we believed were necessary or relevant to enable us to render an opinion in this matter.

Based solely on the foregoing examination, it is our opinion that, when granted and issued according the 2008 – B Consultants Stock Grant Plan, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and non assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SandersBaker pc

Edward L. Morris

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